Exhibit 10.16

Preparer Information	Michael J. Green	4500 Westown Pkwy., Ste. 277 West	Des Moines	(515) 242-2431
	Individual’s Name	Street Address	City	Phone

Address tax statements to:			SPACE ABOVE THIS LINE FOR RECORDER

REAL ESTATE CONTRACT-INSTALLMENTS

IT IS AGREED this 18th day of October, 2005, by and between Doris Gwen Ogden, a resident of Fillmore County, State of Nebraska, Seller; and Advanced BioEnergy, LLC, a Delaware limited liability company of the County of Fillmore, State of Nebraska, Buyer;

That the Seller, as in this contract provided, agrees to sell to the Buyer, and the Buyer in consideration of the premises, hereby agrees with the Seller to purchase the following described real estate situated in the County of Fillmore, State of Nebraska, to-wit:

Southeast quarter of Section 36-8-3, being 148 acres, Fillmore County, Nebraska, including the well and pump operation located thereon.

together with any easements and servient estates appurtenant thereto, but with such reservations and exceptions of title as maybe below stated, all upon the terms and conditions following:

1. TOTAL PURCHASE PRICE. The Buyer agrees to pay for said property the total of $740,000.00 due and payable at Fillmore County, Nebraska, as follows:

(a)               DOWN PAYMENT of $74,000.00 consisting of $10,000.00 option money paid to Seller and $64,000.00, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED; and

(b)              BALANCE OF PURCHASE PRICE. $666,000.00 plus interest at the rate of 7% per annum paid quarterly until the date Buyer’s financing closes and is funded, but not later than April 15’h, 2006, at which time the entire unpaid balance with interest shall be due and payable.

2. POSSESSION. Buyer, concurrently with due performance on its part shall be entitled to possession of said premises on the 18th day of October, 2005; and thereafter so long as it shall perform the obligations of this contract. The farm ground rent for the crop harvested in 2005 belongs to the Seller. The house rent through October 31, 2005 belongs to the Seller. The house rent from November 1, 2005 going forward, belongs to the Buyer.

3. IMPROVEMENTS. Seller acknowledges and agrees that Buyer shall have the unrestricted right to perform extensive excavation and grading, in its sole discretion, on the subject property. All top soil must be stored on the farm real estate until this contract is fulfilled. Buyer covenants that any new concrete placed on the subject property shall, in the event of uncured default, be completely removed so that the property will be returned to its current tillable farm land condition.

4.               TAXES. Seller shall pay all real estate taxes prorated to the closing date herein and any unpaid taxes thereon payable in prior years. Buyer shall pay any taxes not assumed by Seller and all subsequent taxes before same become delinquent. Whoever may be responsible for the payment of said taxes, and the special assessments, if any, each year, shall furnish to the other parties evidence of payment of such items not later than July 16 of each year. Any proration of taxes shall be based upon the taxes for the year currently payable unless the parties state otherwise. (Decide for yourself, if that formula is fair if Buyer is purchasing a lot with newly built improvements).

5.               SPECIAL ASSESSMENTS. Seller shall pay the special assessments against this property which are a lien thereon as of the date of closing.

Buyer, except as above stated, shall pay all subsequent special assessments and charges, before they become delinquent.

6.               MORTGAGE. Any mortgage or encumbrance of a similar nature against the said property shall be timely paid by Seller so as not to prejudice the Buyer’s equity herein. Should Seller fail to pay, Buyer may pay any such sums in default and shall receive credit on this contract for such sums so paid. MORTGAGE BY SELLER. Seller, its successors in interest or assigns may, and hereby reserves the right to at any time mortgage its right, title or interest in such premises or to renew or extend any existing mortgage for any amount not exceeding 75% of the then unpaid balance of the purchase price herein provided. The interest rate and amortization thereof shall be no more onerous than the installment requirements of this contract. Buyer hereby expressly consents to such a mortgage and agree to execute and deliver all necessary papers to aid Seller in securing such a mortgage which shall be prior and paramount to any of Buyer’s then rights in said property. DEED FOR BUYER SUBJECT TO MORTGAGE. If Buyer has reduced the balance of this contract to the amount of any existing mortgage balance on said premises, it may at its option, assume and agree to pay said mortgage according to its terms, and subject to such mortgage shall receive a deed to said premises; or Seller, at its option, any time before Buyer has made such a mortgage commitment, may reduce or pay off such mortgage. Seller agrees that it will collect no money hereunder in excess of the amount of the unpaid balance under the terms of this contract less the total amount of the encumbrance on the interest of Seller or its assigns in said real estate; and if Seller shall hereafter collect or receive any moneys hereunder beyond such amount, they shall be considered and held as collecting and receiving said money as the agent and trustee of the Buyer for the use and benefit of the Buyer.

7.               INSURANCE. Except as may be otherwise included in the last sentence of paragraph 1(b) above, Buyer as and from said date of possession, shall constantly keep in force insurance, premiums therefore to be prepaid by Buyer (without notice or demand) against loss by fire, tornado and other hazards, casualties and contingencies as Seller may reasonably require on all buildings and improvements, now on or hereafter placed on said premises and any personal property which may be the subject of this contract, in companies to be reasonably approved by Seller in an amount not less than the full insurable value of such improvements and personal property or not less than the unpaid purchase price herein whichever amount is smaller with such insurance payable to Seller and Buyer as their interests may appear. In the event of any such casualty loss, the insurance proceeds may be used under the supervision of the Seller to replace or repair the loss if the proceeds be adequate: if not, then some other reasonable application of such funds shall be made; but in any event such proceeds shall stand as security for the payment of the obligations herein.

8.               CARE OF PROPERTY. Buyer shall take good care of this property; shall keep the buildings and other improvements now or hereafter placed on the said premises in good and reasonable repair and shall not injure, destroy or remove the same during the life of this contract. Buyer shall not make any material alteration in said premises without the written consent of the Seller subject to the provisions of Paragraph 3 above. Buyer shall not use or permit said premises to be used for any illegal purpose.

9.               LIENS. No mechanics’ lien shall be imposed upon or foreclosed against the real estate described herein.

10.         ADVANCEMENT BY SELLER. If Buyer fails to pay such taxes, special assessments and insurance and effect necessary repairs, as above agreed, Seller may, but need not, pay such taxes, special assessments, insurance and make necessary repairs, and all sums so advanced shall be due and payable on demand or such sums so advanced may, at the election of Seller, be added to the principal amount due hereunder and so secured.

11.         TIME IS OF THE ESSENCE. Time is of the essence in this Agreement. Failure to promptly assert rights of Seller herein shall not, however, be a waiver of such rights or a waiver of any existing or subsequent default.

12.         EXCEPTIONS TO WARRANTIES OF TITLE. The warranties of title in any Deed made pursuant to this contract (See paragraph 14) shall be without reservation or qualification EXCEPT: (a) Zoning ordinances; (b) Such restrictive covenants as may be shown of record; (c) Easements of record, if any; (d) As limited by paragraphs 1, 2, 3 and 4 of this contract; (e) Seller shall give Special Warranty as to the period after equitable title passes to Buyer; (f) Spouse if not titleholder, need not join in any warranties of the deed unless otherwise stipulated.

13.         DEED AND TITLE INSURANCE, BILL OF SALE. If all said sums of money and interest are paid to Seller during the life of this contract, and all other agreements for performance by Buyer has been complied with, Seller will execute and deliver to Buyer a Warranty Deed conveying said premises in fee simple pursuant to and in conformity with this contract and Seller will at this time deliver to Buyer a title policy showing merchantable title, in conformity with this contract. Such policy shall show title thereto in Seller as of the date of this contract, subject only to permitted exceptions. This contract supersedes the previous written o r of Buyer to buy the above described property which was accepted by Seller on the 20th  day of October,  2005. If any personal property is a part of this agreement, then upon due performance by Buyer, Seller shall execute and deliver a Bill of Sale consistent with the terms of this contract. Seller shall pay all taxes on any such personal property payable in 2005, and all taxes thereon payable prior thereto.

14.         FORFEITURE. If Buyer (a) fails to make the payments aforesaid, or any part thereof, as same become due; or (b) fails to pay the taxes or special assessments or charges, or any part thereof, levied upon said property, or assessed against it, by any taxing body before any of such items become delinquent; or (c) fails to keep the property insured; or (d) fails to keep it in reasonable repair as herein required; or (e) fails to perform any of the agreements as herein made or required; then Seller, in addition to any and all other legal and equitable remedies which it may have, at its option, may proceed to forfeit and cancel this contract as provided by law. Upon completion of such forfeiture, Buyer shall have no right of reclamation or compensation for money paid, or improvements made, but such payments and/or improvements if any shall be retained and kept by Seller as compensation for the use of said property and/or as liquidated damages for breach of this contract; and upon completion of such forfeiture, if the Buyer or any other person or persons shall be in possession of said real estate or any part thereof, such party or parties in possession shall at once peacefully remove therefrom, or failing to do so may be treated as tenants holding over, unlawfully after the expiration of a lease, and may accordingly be ousted and removed as such as provided by law.

15.         FORECLOSURE AND REDEMPTION. If Buyer fails to timely perform this contract, Seller, at its option, may elect to declare the entire balance immediately due and payable after such notice, if any, as may be required by law. Thereafter this contract may be foreclosed in equity and the court may appoint a receiver to take immediate possession of the property and of the revenues and income accruing therefrom and to rent or cultivate the same as the receiver may deem best for the interest of all parties concerned, and such receiver shall be liable to account to Buyer only for the net profits, after application of rents, issues and profits from the costs and expenses of the receivership and foreclosure and upon the contract obligation.

16.         ATTORNEY’S FEES. In case of any action, or in any proceedings in any Court to collect any sums payable or secured herein, or to protect the lien or title herein of Seller, or in any other case permitted by law in which attorney’s fees may be collected from Buyer, or imposed upon it, or upon the above described property, Buyer agrees to pay reasonable attorneys’ fees.

17.         INTEREST ON DELINQUENT AMOUNTS. Either party will pay interest at the highest legal contract rate applicable to a natural person to the other on all amounts herein as and after they become delinquent, and/or on cash reasonably advanced by either party pursuant to the terms of this contract, as protective disbursements.

18.         ASSIGNMENT. In case of the assignment of this Contract by either of the parties, prompt notice shall be given to the other parties, who shall at the time of such notice be furnished with a duplicate of such assignment by such assignors. Any such assignment shall not terminate the liability of the assignor to perform, unless a specific release in writing is given and signed by the other party to this Contract.

19.         PERSONAL PROPERTY. If this contract includes the sale of any personal property then in the event of the forfeiture or foreclosure of this contract, such personalty shall be considered indivisible with the real estate above described; and any such termination of Buyer’s rights in said real estate shall concurrently operate as the forfeiture or foreclosure hereof against all such personal property.

20.         CONSTRUCTION. Words and phrases herein, including acknowledgements hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context. See paragraph 11 above for construction of the word ‘Seller”.

21.         NOTICES. Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Doris Gwen Ogden c/o
Thomas P. Boyer
Farmers State Bank
P.O. Box 16
Fairmont, Nebraska 68354

If to Optionee:	Advanced BioEnergy, LLC
c/o Brown, Winick, Graves, Gross, Baskerville
and Schoenebaum, P.L.C. Attn: William E. Hanigan
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309-2510

Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

22.         OPTION. The execution of this Contract is the fulfillment of one certain Option Agreement between the parties hereto executed on the               day of                   , 2005.

Executed in duplicate or triplicate

DORIS GWEN OGDEN	ADVANCED BIOENERGY, LLC

/s/ Doris Gwen Ogden	/s/ Revis L. Stephenson
SELLER	BUYER

P.O. Box 595	Chairman Advanced BioEnergy

/s/ Fairmont, NE 68354	137 N. 8th St. Geneva, NE 68361
SELLER’S ADDRESS	BUYER’S ADDRESS

STATE OF Nebraska )
)SS:
COUNTY OF Fillmore )

On this 18th day of October, 2005, before me, the undersigned, a Notary Public in and for the State of Nebraska personally appeared Doris Gwen Ogden to me known to be the identical person named in and who executed the within and foregoing instrument and acknowledged that she executed the same as her voluntary act and deed.

[GENERAL NOTARY – State of Nebraska]
[ JEAN ENGLE ]	/s/ Jean Engle
[ My Comm. Exp. April 1, 2006 ]	Notary Public in and for the State of NE

STATE OF Nebraska )
)SS:
COUNTY OF Fillmore )

On this 18th day of October, 2005, before me, the undersigned, a Notary Public in and for the State of Nebraska, personally appeared Revis L. Stephenson III to me personally known, who being by me duly sworn, did say that he is the Chariman of Advanced BioEnergy, LLC, a limited liability company, executing the within and foregoing instrument; that no seal has been procured by the aid limited liability company; that said instrument was signed on behalf of the limited liability company by authority of its members; and that Revis L. Stephenson III as Chariman, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

[GENERAL NOTARY – State of Nebraska]
[	JEAN ENGLE	]	/s/ Jean Engle
[	My Comm. Exp. April 1, 2006	]	Notary Public in and for the State of NE